EXHIBIT 10.2

June 14, 2005

Mr. Robert Rueckl

14813 White Oak Drive

Burnsville, MN 55337

Re:                               Separation Agreement and Release

Dear Rob:

We have agreed that your employment with Zomax Incorporated (“Zomax” or the “Company”) will terminate effective as of August 12, 2005.  The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific separation pay and benefits that Zomax will provide you in exchange for your agreement to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

1.                                       End of Employment.

a.                                       Your employment with Zomax will terminate effective at the close of business August 12, 2005 or at such other time as the parties mutually agree.

b.                                      Your last day in the office will be no later than August 12, 2005.  During the remaining period of your employment, you will be allowed to spend a reasonable amount of time at your new employer.  The specifics of this arrangement will be agreed upon by you and I from time to time, and we both agree to be reasonable in implementing this arrangement.  In the event that your replacement is hired before August 12, 2005, your last day may be on the day the replacement is hired, although you may be required to stay on through August 12, 2005, to enable you to certify the second quarter 2005 financials on form 10-Q.  You will be paid through your last day of employment within thirty (30) days thereafter.

c.                                       You agree to continue to perform your duties in a professional manner and execute the duties of the CFO during your remaining tenure with the Company.  You understand that if you fail to perform and execute your duties in a professional manner, this failure may cause the Company to terminate this agreement in which case the separation payments described in Section 2.b. would not be paid.

d.                                      You will plan to certify the Company’s form 10-Q for the second quarter of 2005 and do the necessary diligence to ensure the certification of the financial statements is in accordance with applicable law and regulations.

e.                                       You agree to assist the company in a reasonable manner after the termination of your employment regarding inquiries related to Zomax financial reporting matters during your tenure as CFO of Zomax.

f.                                         By signing this Agreement, you agree and acknowledge that you are not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that you sign and do not rescind this Agreement.

2.                                       Separation Payments.  Specifically, in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, Zomax agrees to pay you the following amounts, in addition to your salary, through termination.

a.                                       Accrued and unpaid vacation allowances which shall be paid in full on the date of termination.

b.                                      Severance equal to .7 times your base salary in effect on the last day of your employment.  You will receive a check for this amount, less all required taxes and charges, within thirty (30) days after the termination of your employment.

c.                                       All outstanding stock options shall be fully vested on the termination date of your employment.

Neither of the payments in a. and b. above will be eligible for 403(b) matching as contributions.  Both payments will be less applicable withholding and deductions.

The payments described in this Section 2 shall be considered timely if placed in the U.S. Mail, postage prepaid, and postmarked on the date payment is due.  If the date payment would be due falls on a weekend or holiday, payment shall be considered timely if is placed in the U.S. Mail, postage prepaid, on the next business day following such weekend or holiday.

3.                                       Release of Claims.  Specifically in consideration of the separation payments described in Section 2.b., and to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.                                       You and Zomax hereby do release, agree not to sue, and forever discharge each other of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, they have or might have against each other, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with Zomax, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.                                      This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, invasion of privacy, negligence, emotional distress, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance or any other protected class, or sexual or other harassment.  You hereby waive any and all relief not provided for in this Agreement.  You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with Zomax and you agree not to seek employment with Zomax.

c.                                       You affirm that you have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed, any charge, complaint, or action of any nature or type against Zomax, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws, including discrimination laws.  If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments described above in Section 2 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action.

d.                                      You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 403(b) plan by virtue of your employment with Zomax, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payments specifically promised to you under this Agreement, or (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement.

4.                                       Notice of Right to Consult Attorney and Twenty-One (21) Day Consideration Period.  By signing this Agreement, you acknowledge and agree that Zomax has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) days from the receipt of this Agreement to consider whether the terms are acceptable to you.  Zomax encourages you to use the full 21-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period.

5.                                       Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.).  You are hereby notified of your right to rescind the release of claims contained in Section 4 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement.  The two rescission periods shall run concurrently.  In order to be effective, the rescission must

a.                                       Be in writing; and

b.                                      Delivered to Anthony Angelini, Zomax Incorporated, 5353 Nathan Lane, Plymouth, MN 55442.

c.                                       If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Anthony Angelini, as set forth above, and sent by certified mail, return receipt requested.

This Agreement will be effective upon the expiration of the 15-day period without rescission.  You understand that if you rescind this Agreement in accordance with this Section 5, you will not receive the separation payments described in Section 2 and you will be obligated to return any such payments if already received.

6.                                       Noncompetition.  You agree that, from and after the Effective Date and continuing until the one-year anniversary of termination or cessation of your employment with the Company, you will not, alone or in any capacity with another legal entity:

(i)                                     directly or indirectly, own any interest in, control, be employed by or associated with, or render services to (including but not limited to services in research), any person, entity, or subsidiary, subdivision, division, or joint venture of such entity in connection with the design, development, manufacture, marketing, or sale of a Competitive Product that is sold or intended for use or sale in any geographic area in which the Company actively markets a Company Product or intends to actively market a Company Product of the same general type or function;

(ii)                                  directly or indirectly, solicit any of the Company’s present or future employees for the purpose of hiring them or inducing them to leave their employment with the Company;

(iii)                               directly or indirectly, solicit, attempt to solicit, interfere, or attempt to interfere with the Company’s relationship with its customers or potential customers, on behalf of himself or any other person or entity engaged in the design, development, manufacture, marketing, or sale of a Competitive Product; or

(iv)                              directly or indirectly design, develop, manufacture, market, or sell any Competitive Product that is sold or intended for use or sale in any geographic area in which the Company actively markets a Company Product or intends to actively market a Company Product of the same general type or function.

By signing this Agreement, you acknowledge and agree that the restrictions in this Agreement are reasonable and shall not prevent you from earning a living.

7.                                       Return of Property.  By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, Zomax are the sole property of Zomax.  By signing this Agreement you further agree and represent that you have returned to Zomax all of its property, including but not limited to, all Company records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of Zomax.

8.                                       Confidential and Proprietary Information.  By signing this Agreement, you acknowledge and agree that you have had access in your employment with Zomax to confidential information of Zomax and further acknowledge and agree that the release or disclosure of any confidential information of Zomax will cause Zomax irreparable injury.  By signing this Agreement, you acknowledge that you have not used or disclosed, and agree that you will not at any time use or disclose, to any other entity or person, directly or indirectly, any confidential information of Zomax.  For purposes of this Agreement, the term “confidential information” shall include, but not be limited to, information or compilation of information that you have learned or developed during the course of your employment with the Company that derives independent economic value from not being generally known, or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use.  It includes but is not limited to trade secrets, inventions, discoveries, and may relate to such matters as research and development, manufacturing processes, management systems and techniques and sales and marketing plans and information.

9.                                       Claims involving the Company.  Employee will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against the Company; provided, however, that nothing in this Agreement will be construed to prevent the Employee from truthfully testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena or as otherwise required by law, in any litigation or proceeding involving the Company.

10.                                 Non-Disparagement.  You promise and agree not to disparage Zomax or discuss, directly or indirectly, in any manner whatsoever, any information regarding the contents and terms of this Agreement.  You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse or as otherwise required by law.

11.                                 Post-Employment Litigation or Arbitration Expenses.  After termination of employment, you will be available to give testimony and assistance in connection with any future litigation or arbitration proceedings arising from activities of Zomax during the period of your employment.  Such testimony and assistance will be scheduled at times and locations convenient for you and not inconsistent with your health and the responsibilities that you then may have in connection with subsequent employment or other rendering of services.  Zomax shall reimburse you for all reasonable out-of-pocket travel and other expenses, including legal fees, incurred by you in connection with your testimony and assistance pursuant to this Section 11.  Such fees and reimbursements shall be paid promptly after your submission to Zomax of statements in such reasonable detail as to enable Zomax to make such payment.

12.                                 Resignation as Officer and/or Director of Affiliated Organization.  On the Effective Date of this Agreement, it is understood that you will no longer represent any affiliated organization of Zomax as an officer or director.

13.                                 Remedies.  If you breach any term of this Agreement, Zomax shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments made or to be made under this Agreement.  You further agree that, if you breach or threaten to breach Sections 6, 7, 8, 9 or 10 of this Agreement, Zomax shall be entitled as a matter of right to injunctive relief and reasonable attorneys’ fees, costs, and expenses, in addition to any other remedies available at law or equity.  The parties further agree that, if you breach any restriction contained in this Section 6, then the time period for such restriction(s) shall be extended by the length of time that you were in breach.  If Zomax seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

14.                                 Successors and Assigns.  This Agreement is personal to you and may not be assigned by you without the written agreement of Zomax.  The rights and obligations of this Agreement shall inure to the successors and assigns of Zomax.

15.                                 Enforceability.  If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible.  If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

16.                                 Law Governing.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

17.                                 Full Agreement.  This Agreement contains the full agreement between you and Zomax and may not be modified, altered, or changed in any way except by written agreement signed by both parties.  The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties.

18.                                 Acknowledgment of Reading and Understanding.  By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against Zomax and the other entities and individuals covered by the release.  By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

19.                                 Legal Fees and Expenses.  Zomax shall pay for all legal fees and expenses incurred by you in connection with the negotiation, preparation and interpretation of the proposed employment agreement between you and Zomax, dated effective as of November 1, 2004, which was never executed.

After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing both copies.  Please then return one copy of this Agreement in the envelope provided.  You should keep the other copy for your records.

Sincerely,

ZOMAX INCORPORATED

By	/s/ Anthony Angelini
Anthony Angelini
Its President and Chief Executive Officer

ACKNOWLEDGMENT AND SIGNATURE

                                                By signing below, I, Robert Rueckl, acknowledge and agree to the following:

•                  I have had adequate time to consider whether to sign this Separation Agreement and Release.

•                  I have read this Separation Agreement and Release carefully.

•                  I understand and agree to all of the terms of the Separation Agreement and Release.

•                  I am knowingly and voluntarily releasing my claims against Zomax.

•                  I have not, in signing this Agreement, relied upon any statements or explanations made by Zomax except as for those specifically set forth in this Separation Agreement and Release.

•                  I intend this Separation Agreement and Release to be legally binding effective as of the date set forth below in this acknowledgement.

Accepted effective as of this 14th day of June, 2005.

/s/ Robert Rueckl
Robert Rueckl